UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 12, 2024
Date of Report (date of Earliest Event Reported)
NEWTEKONE, INC.
(Exact Name of Company as Specified in its Charter)

Maryland	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC
8.00% Notes due 2028	NEWTI	Nasdaq Global Market LLC
8.50% Notes due 2029	NEWTG	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Forward-Looking Statements

Statements in NewtekOne, Inc.’s (the “Company”) Current Report on Form 8-K (including the exhibit) contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. See “Note Regarding Forward-Looking Statements” and the sections entitled “Risk Factors” in the Company's filings with the Securities and Exchange Commission which are available on NewtekOne's website (https://investor.newtekbusinessservices.com/sec-filings) and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Item 8.01. Other Events

On August 11, 2024, the Company entered into a definitive agreement (the “Agreement”) to sell its wholly owned subsidiary Newtek Technology Solutions, Inc. (“NTS”) to Paltalk, Inc. (“Paltalk”) (Nasdaq: PALT) (the “NTS Sale”). As previously disclosed, in connection with the Company’s acquisition of Newtek Bank, N.A. and transition to a financial holding company, the Company made a commitment to the Board of Governors of the Federal Reserve System to divest or terminate the activities of NTS.

Pursuant to the Agreement, Paltalk has agreed to pay to the Company, at the closing of the NTS Sale, (i) $4,000,000 in cash, subject to certain purchase price adjustments (the “Cash Consideration”) and (ii) issue to the Company 4,000,000 shares of a newly created series of Paltalk non-voting preferred stock, the Series A Non-Voting Common Equivalent Stock (the “Preferred Stock”) (the “Stock Consideration,” and together with the Cash Consideration, the “Closing Consideration”). Upon the occurrence of certain specified transfers of the Preferred Stock, each share of Preferred Stock will automatically convert into one share of common stock of Paltalk, subject to certain anti-dilution adjustments. In addition to the Closing Consideration, the Company may be entitled to receive an earn-out amount of up to $5,000,000, payable in cash or Preferred Stock (or a combination thereof, determined in Paltalk’s discretion), based on the achievement of certain cumulative average Adjusted EBITDA thresholds for the 2025 and 2026 fiscal years. The issuance of Preferred Stock to the Company as Stock Consideration or as consideration for the earn-out, if any, will be subject to the limitation that any such issuance of Preferred Stock may not result in the Company’s equity interest in Paltalk exceeding one third of Paltalk’s “total equity,” determined in accordance with the Bank Holding Company Act of 1956, as amended, and to the extent necessary a corresponding increase in the Cash Consideration or cash paid in respect of the earn-out will be made. Following the closing of the NTS Sale, the Company will be entitled to one representative on the Paltalk board of directors. The consummation of the NTS Sale is subject to approval by Paltalk’s stockholders, regulatory approvals and the satisfaction of other closing conditions, including the completion of the divestiture of certain specified assets by Paltalk. At the closing of the NTS Sale, based on the number of shares of Paltalk common stock outstanding as of August 8, 2024, the Company’s equity interest in Paltalk would represent, on an as-converted and fully-diluted basis, approximately 30.3% of Paltalk’s total equity.

On August 12, 2024, the Company issued a press release announcing that the Company entered into the Agreement. A copy of the Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statement and Exhibits
(d)  Exhibits.

Exhibit Number	Description

99.1	NewtekOne, Inc. Press Release Dated August 12, 2024

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEKONE, INC.

Date: August 12, 2024	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board